EXHIBIT 1.01

TECHPOINT, INC.

CONFLICT MINERALS REPORT

For the Year Ended December 31, 2020

This Conflict Minerals Report (“Report”) of Techpoint, Inc. (“Techpoint” or “the Company”) has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 (together, the “Rule”) for the year ended December 31, 2020.

The Rule requires disclosure of certain information when a registrant manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The Rule further requires the disclosure of information related to the use in their products of minerals originating in the Democratic Republic of the Congo, the Republic of the Congo, Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (collectively, “Covered Countries”). The minerals currently subject to the Securities and Exchange Commission’s (“SEC”) disclosure requirements are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which the SEC has currently limited to tantalum, tin and tungsten (collectively, “Conflict Minerals”).

To comply with the Rule, the Company conducted due diligence on the origin, source and chain of custody of the Conflict Minerals that were necessary to the functionality or production of the products that the Company manufactured or contracted to manufacture to ascertain whether these Conflict Minerals originated in a Covered Country and financed or benefited armed groups in any of these countries.

COMPANY OVERVIEW AND PRODUCT DESCRIPTION

Techpoint is a fabless semiconductor company that designs, markets and sells mixed-signal integrated circuits for multiple video applications in the security surveillance and automotive markets. The Company’s integrated circuits are enabling the transition from standard definition, or SD, video to high definition (“HD”), video in the security surveillance and automotive industries. The Company targets specific video applications that receive and process high definition analog video signals, including surveillance cameras, surveillance digital video recorders (“DVRs”), as well as cameras in automobiles. The Company designs application specific products that utilize the Company’s HD analog transmission technology and perform advanced digital video processing to facilitate the display, transmission and storage of video content.

DESCRIPTION OF SUPPLY CHAIN

As a “fabless” semiconductor company, the Company does not own or operate foundries for the production of silicon wafers from which the Company’s integrated circuits are made. The Company depends on multiple third-party foundry subcontractors to manufacture the Company’s integrated circuit products and for other aspects of the manufacturing process, including assembly, testing and packaging. As a result of this model, the Company does not directly purchase the raw materials used in the manufacture of the Company’s products nor does the Company engage in purchasing activities in the Covered Countries. There are multiple tiers of suppliers between us and the processing facilities that provide the raw materials used in the manufacture of the Company’s integrated circuits. Raw materials used by the Company’s direct suppliers contain gold, tantalum, tin and tungsten obtained from smelters and refiners that, in turn, source those minerals from mines in various countries. As the Company does not purchase materials directly from these processing facilities, the Company relies on information provided by the Company’s direct suppliers and other industry sources for the purposes of this Report.

Part 1 – Due Diligence

DESIGN OF CONFLICT MINERALS PROGRAM

The design of the Company’s conflict minerals program is in conformity with the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, the “OECD Guidance”), as it relates to the Company’s position in the minerals supply chain. Summarized below are the design components of the Company’s conflict minerals program as they relate to the five-step framework set forth in the OECD Guidance:

Step One: Establish Strong Company Management Systems

▪	Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas.
▪

The Company’s Conflict Minerals policy requires all suppliers to maintain conflict-free sourcing policies, due diligence frameworks and management systems that are effectively designed to prevent the acquisition of conflict minerals from Covered Countries.

▪	Structure internal management systems to support supply chain due diligence.
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Vendors that supply the Company with products containing conflict minerals are required to complete a Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template (“CMRT”), a supply chain survey designed to identify the smelters, refiners and countries of origin of the conflict minerals in products the vendors supply to a customer.

▪	Establish a system of controls and transparency over the mineral supply chain.
▪

The Company maintains a dedicated internal system to track, analyze and approve supplier responses to supply chain surveys. The Company collects, assesses and maintains records of the Company’s due diligence efforts.

▪	Strengthen Company engagement with suppliers.
▪	The Company has created an internal system of controls to ensure that both current and new suppliers report information regarding their supply chain.

▪	Establish a Company level grievance mechanism.
▪

Depending on their position in the supply chain, the Company may develop a mechanism allowing suppliers to voice concerns of actions (including compliance with the Company’s conflict minerals program) that may not comply with the Company’s standards, contractual, regulatory or legal requirements with any or all members of management.

 Step Two: Identify and Assess Risks in the Supply Chain

▪	Identify risks in the supply chain as recommended in the supplements to the OECD Guidance.
▪	The Company reviews the components of the products provided by its suppliers to determine if such products may contain conflict minerals.
▪

The Company requests suppliers that provide products which may contain conflict minerals to complete the CMRT survey. The Company contacts vendors that do not respond to the supply chain survey by a specified date, requesting their responses. If necessary, the Company escalates its requests to management or other appropriate personnel and reserves the right to take appropriate actions to maintain compliance as described in its Conflict Minerals policy.

▪	Assess risks of adverse impacts in light of the standards of the Company’s supply chain policy consistent with the due diligence recommendations in the OECD Guidance.

▪	The Company reviews completed CMRT surveys for compliance with the Company’s internal policy based on the OECD Guidance.
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The Company compares the smelters identified by the CMRT surveys against the list of facilities that have received a “conflict free” designation from the RMI’s Responsible Minerals Assurance Process (“RMAP”).

▪	The Company assesses whether the smelters and refiners have carried out all elements of reasonable due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas.

 Step Three: Design and Implement Strategies to Respond to Identified Risks

▪	Report findings of the supply chain risk assessment to the designated senior management of the Company.
▪	Those suppliers who fail to disclose information or engage in dialogue regarding their standing pursuant to the Company’s requests are targeted for removal from the Company’s supply chain.
▪	The Company reports information on the source and chain of custody of Conflict Minerals in the Company’s supply chain to the Company’s executive management.
▪	Devise and adopt a risk management plan.
▪	The Company has adopted a risk management plan, which includes measures for risk mitigation, for suppliers using smelters and refiners that have not received a conflict free designation from the RMAP.
▪	Implement the risk management plan, monitor and track performance of risk mitigation efforts and report back to designated senior management.
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The Company’s risk mitigation efforts for smelters and refiners that have not received a conflict free designation from the RMAP include: (a) reviewing the mine location; (b) requesting and reviewing Certificate of Origin documents from the supplier; (c) requesting an action plan from the supplier; and (d) performing a risk assessment with an internal management team for further consideration of risk mitigation.

▪	Undertake additional fact and risk assessments for risks requiring mitigation or after a change of circumstances.
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The Company’s Conflict Minerals policy is an on-going program for both current and new suppliers. Any change in the Company’s supply chain may require that certain steps be repeated in order to prevent or mitigate adverse impacts.

Step Four: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence

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As the Company does not source necessary Conflict Minerals directly from processing facilities, the Company relies on the CMRT survey and the Reasonable Country of Origin Inquiry (“RCOI”) to validate the responsible sourcing practices of the suppliers in the Company’s supply chain.

Step Five: Report Annually on Supply Chain Due Diligence

▪	The Company publicly reports on its supply chain due diligence policies and practices in the Investor Relations section of its website at: https://www.techpoint.co.jp/.

Conclusion Based on Reasonable Country of Origin Inquiry

Based on the results of the Company’s RCOI, it was determined that none of the “Conflict Minerals” contained in the Company’s products originated in any of the Covered Countries.

Description of Due Diligence Measures Performed

Below is a description of the measures the Company performed to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in its products:

▪	Adopted a risk management plan, which included measures for risk mitigation for suppliers using smelters that have not received a conflict free designation from the RMAP.

▪

Requested the Company’s existing and new conflict mineral suppliers to use facilities that have received a conflict free designation. Suppliers that use facilities without such designation may be removed as an approved vendor.

▪	Monitored and tracked suppliers to ensure compliance with the Company’s Conflict Minerals Policy.

▪	Performed risk mitigation efforts with suppliers identified to be in conformity with our Conflict Minerals Policy by working with them to bring them into compliance.

▪	Reported findings from the Company’s supply chain risk assessment to its executive management.

Results of Due Diligence Measures and Product Determination

The Company received responses from all of its direct suppliers subject to the supply chain survey for 2020. Collectively, their responses listed 100 smelters and refiners within their supply chains. The Company determined this population through the performance of the Due Diligence Measures described above under the caption “Description of Due Diligence Measures Performed.”